Exhibit 99.1

Dresser, Inc. Receives Necessary Consents to Amend Indenture, Extends Tender Offer

Deadline to Coincide with Debt Refinancing

DALLAS, TEXAS (Oct. 9, 2006)—Dresser, Inc. announced today that holders of approximately $502.8 million in aggregate principal amount of its 9 3/8% senior subordinated notes due 2011 have tendered their notes for purchase and delivered consents for proposed amendments to the governing indenture as of 5 p. m., New York City time, on Oct. 6, 2006, pursuant to the previously announced tender offer and consent solicitation.

This participation of approximately 91.4 percent of the total principal amount of notes outstanding represents a majority of the outstanding notes, and consequently Dresser has executed a supplemental indenture which eliminates or modifies many restrictive covenants and other provisions. The supplemental indenture will become operative when Dresser pays the tendering noteholders in accordance with the terms of the tender offer and consent solicitation.

The company also announced it is extending the expiration date of the tender offer from Oct. 23, 2006, to midnight, New York City time, on Oct. 30, 2006 to more closely coincide with the expected completion of the previously announced refinancing of its existing debt. Holders who have already tendered their notes and delivered their consents on or prior to Oct. 6 may not withdraw their notes or revoke their consents.

Holders who tendered on or prior to Oct. 6 are eligible to receive $1,048.13 for each $1,000 principal amount of notes tendered, plus accrued and unpaid interest up to, but not including, the date the notes are paid under the terms of the offer. The purchase price includes a $20 consent payment for each $1,000 of principal amount for holders who met the Oct. 6 deadline. Under the terms of the tender offer announced Sept. 25, 2006, holders who validly tender their notes after the Oct. 6 deadline and on or prior to midnight, New York City time, on Oct. 30, 2006, will be eligible to receive $1,028.13 per $1,000 principal amount of notes validly tendered and not withdrawn, plus accrued and unpaid interest up to, but not including, the date the notes are paid under the terms of the offer. Dresser expects to make the payments on Oct. 31, 2006.

The company’s obligation to accept tendered notes for payment is contingent on consummation of the refinancing of the company’s existing senior debt facilities with available borrowings sufficient to pay amounts due to tendering holders of the notes. The company previously announced it had received a commitment for the refinancing of its debt from Morgan Stanley and Credit Suisse.

Morgan Stanley is the dealer manager and solicitation agent in connection with the tender

[more]

Dresser, Inc.

15455 Dallas Parkway, Suite 1100 • Addison, Texas 75001 • phone 972/361-9933 • fax 972/361-9929

Dresser, Inc. Receives Necessary Consents to Amend Indenture, Extends Tender Offer

Deadline to Coincide with Debt Refinancing

offer and consent solicitation. MacKenzie Partners, Inc. is the depositary and information agent for the offer. Questions regarding the tender offer and consent solicitation should be directed to Morgan Stanley at 800-624-1808 (U. S. toll-free) and 212-761-5746 (collect) and requests for copies of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal to MacKenzie Partners at 800-322-2885 (U. S. toll-free) and 212-929-5500 (collect).

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the notes nor is this release an offer or solicitation of an offer to sell new securities. Neither the Dresser Board of Directors nor any other person makes any recommendation as to whether holders of notes should tender their notes, and no one has been authorized to make such a recommendation. Holders of notes must make their own decisions as to whether to tender their notes, and if they decide to do so, the principal amount of notes to tender. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal.

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with approximately 6,500 employees and a sales presence in more than 100 countries worldwide. The Company’s website can be accessed at www.dresser.com.

Safe Harbor Statement

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation the company’s expectations regarding the completion of the debt refinancing and related offer to purchase and consent solicitation referenced above. Actual results may differ from the expectations described in these forward-looking statements, which are subject to factors that are not in every case under the company’s control. Factors that could affect the company’s forward-looking statements may include, among other things, unexpected effects from the pending audit of the company’s 2005 financial statements, its quarterly financial statement reviews, and its current accounting issues, including discontinued operations treatment of divested businesses, on the company’s financial position, results of operations

[more]

Dresser, Inc. Receives Necessary Consents to Amend Indenture, Extends Tender Offer

Deadline to Coincide with Debt Refinancing

or liquidity, and unanticipated changes to the company’s previously issued financial statements as a result of its pending restatements. In addition, see the “Risk Factors” disclosure in the company’s Quarterly Report on Form 10-Q for the period ended Sept. 30, 2005.

Because the information herein is based solely on data currently available at this time, it is subject to change as a result of situations over which the company may have no control or influence, and should not therefore be viewed as an assurance regarding such information. Additionally, the company is not obligated to make public disclosure of such changes unless required to do so under applicable rules and regulations.

###

COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com